UNSECURED PROMISSORY NOTE (this “Note”)

$3,700,000

June 27, 2008 (the “Note Date”)

FOR VALUE RECEIVED, Grubb & Ellis Apartment REIT Holdings, LP, a Virginia limited partnership (“Borrower”), unconditionally promises to pay NNN Realty Advisors, Inc., a Delaware corporation (“Lender”), in the manner and at the place hereinafter provided, the principal amount of Three Million Seven Hundred Dollars ($3,700,000).

Borrower also promises to pay interest on the unpaid principal amount hereof from the Note Date until paid in full at a rate per annum equal to the Interest Rate (capitalized terms used herein and not otherwise defined herein shall have the meanings provided in Schedule A attached hereto), provided that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate per annum equal to the Default Interest Rate. Interest on this Note shall be payable in arrears on the first day of each month beginning on the Commencement Date, each date on which an installment of principal is due and payable hereunder, upon any prepayment of this Note (to the extent accrued on the amount being prepaid) and at maturity. All computations of interest shall be made by Lender on the basis of a 365-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

1. Maturity Date. The outstanding principal amount of the Note, and any accrued but unpaid interest thereon, shall be automatically due and payable on the Maturity Date; provided, that Borrower may not make any payment of the principal of this Note in whole or in part on any date on which there is any principal amount outstanding under the Loan (as such term is defined below).

2. Payments. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Lender located at 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705, or at such other place as Lender may direct. Whenever any payment on this Note is stated to be due on a day that is not a Business Day (as defined herein), such payment shall instead be made on the next Business Day and such extension of time shall be included in the computation of interest payable on this Note. Each payment made hereunder shall be credited first to interest then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited. Each of Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof the Lender and any subsequent holder of this Note will mutually agree on the amount of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

3. Prepayments. Borrower shall have the right at any time and from time to time on or prior to the Maturity Date to prepay the principal of this Note in whole or in part, without premium or penalty; provided, that Borrower may not make any payment of the principal of this Note in whole or in part on any date on which there is any principal amount outstanding under the Loan (as such term is defined below). Any prepayment hereunder shall be accompanied by the payment of accrued interest on the principal amount of this Note being prepaid to the date of prepayment.

4. Covenants. Borrower covenants and agrees that until this Note is paid in full it will:

(a) promptly provide to Lender financial and operational information with respect to Borrower or any of its subsidiaries as Lender may reasonably request;

(b) promptly after the occurrence of an Event of Default (as defined herein) or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default, provide Lender with a certificate of the chief executive officer, chief financial officer or general partner(s) of Borrower specifying the nature thereof and Borrower’s proposed response thereto; and

(c) not merge or consolidate with any other Person (as defined herein), or sell, lease or otherwise dispose of all or any substantial part of its property or assets to any other Person.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

5. Representations and Warranties. Borrower hereby represents and warrants to Lender that:

(a) it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note;

(b) this Note constitutes the duly authorized, legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms;

(c) all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note have been granted;

(d) the execution, delivery and performance by Borrower of this Note do not and will not violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of Borrower;

(e) there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Borrower, threatened against Borrower or any of its subsidiaries or any of their respective assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its subsidiaries, taken as a whole, or the ability of Borrower to comply with its obligations hereunder; and

(f) the proceeds of the loan evidenced by this Note shall be used by Borrower for the purpose of acquiring real property.

6. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) failure of Borrower to pay any Installment Payment or interest thereon due under this Note within five business days after the date due, or failure of Borrower to pay any principal, interest or other amount due under this Note when otherwise due, whether at stated maturity, declaration, acceleration, demand or otherwise; or

(b) failure of Borrower to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Note; or

(c) any representation or warranty made by Borrower to Lender in connection with this Note shall prove to have been false in any material respect when made; or

(d) any order, judgment or decree shall be entered against Borrower decreeing the liquidation, dissolution or split-up of Borrower; or

(e) suspension of the usual business activities of Borrower or the complete or partial liquidation of Borrower’s business; or

(f) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against Borrower under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or over all or a substantial part of its property shall have been entered, or the involuntary appointment of an interim receiver, trustee or other custodian of Borrower for all or a substantial part of its property shall have occurred, or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower and, in the case of any event described in this clause (ii), such event shall have continued for 60 days unless dismissed, bonded or discharged; or

(g) an order for relief shall be entered with respect to Borrower or Borrower shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or Borrower shall make an assignment for the benefit of creditors, or Borrower shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due, or the board of directors or general partner(s) of Borrower (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

(h) Borrower shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note or any endorsement of this Note or any other obligation to Lender; or

(i) any provision of this Note or any provision hereof or thereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part.

7. Remedies. Upon the occurrence of any Event of Default specified in Section 6(g) or 6(h) above, and upon Borrower’s receipt of written notice of any Event of Default from Lender, the principal amount of this Note, together with accrued interest thereon, shall become immediately due and payable. Upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, declare the principal amount of this Note, together with accrued interest thereon, to be due and payable, and the principal amount of this Note, together with such interest, shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Borrower). From and after any Event of Default until such time as the Event of Default has been cured, the Default Interest Rate shall be applicable.

8. Subordination.

(a) Borrower and Lender agree that Borrower’s obligations hereunder shall be subordinated to the prior repayment in full in cash of the “Obligations”, as defined in that certain Loan Agreement dated as of November 1, 2007 by and between Borrower and Wachovia Bank, National Association (“Senior Lender"), as modified by that certain First Amendment to and Waiver of Loan Agreement dated as of December 21, 2007, that certain Second Amendment to and Waiver of Loan Agreement dated as of March 31, 2008 and by that certain Third Amendment to and Waiver of Loan Agreement dated as of June 26, 2008 (as so modified and as it may be further amended, restated, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which Credit Agreement Senior Lender has made available to Borrower certain credit facilities as more particularly provided therein (advances of proceeds under such credit facilities, the “Loan”).

(b) Lender agrees that, for as long as, and at any time that, any Obligations remain outstanding, without the consent of Senior Lender, Lender (i) will not take, demand or receive, or take any action to accelerate or collect, any payment of all or any part of this Note and (ii) will not commence or voluntarily join with or facilitate any other person, corporation, partnership or other entity in commencing any proceeding against Borrower or any other person, corporation, partnership or other entity under any bankruptcy, reorganization, readjustment of debt, dissolution, receivership, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction, nor shall Lender, in its capacity as holder of this Note, voluntarily participate in any assignment for benefit of creditors, compositions, or arrangements with respect to Borrower’s debts.

(c) Senior Lender shall be deemed to be a third party beneficiary of the subordination provisions contained herein.

9. Miscellaneous.

(a) All notices and other communications provided for hereunder shall be in writing (including telefacsimile communication) and mailed, telecopied or delivered by overnight courier as follows: if to Borrower, at its address specified opposite its signature below and, if to Lender, at Lender’s address in Section 2 above or, in each case, at such other address as shall be designated by Lender or Borrower. All such notices and communications shall, when mailed, telecopied or delivered by overnight courier, be effective when deposited in the mails, sent by telecopier or delivered to the overnight courier, as the case may be.

(b) Borrower shall indemnify Lender against any losses, claims, damages and liabilities and related expenses, including counsel fees and expenses, incurred by Lender arising out of or in connection with or as a result of the transactions contemplated by this Note. In particular, Borrower shall pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection and enforcement of this Note.

(c) No failure or delay on the part of Lender or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Borrower and Lender shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Lender would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand.

(d) Borrower and any endorser of this Note hereby consent to renewals and extensions of time at or after the Maturity Date, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(e) THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(f) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS NOTE BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. Borrower hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Borrower at its address set forth below its signature hereto, such service being hereby acknowledged by Borrower to be sufficient for personal jurisdiction in any action against Borrower in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction.

(g) BORROWER AND, BY THEIR ACCEPTANCE OF THIS NOTE, LENDER AND ANY SUBSEQUENT HOLDER OF THIS NOTE HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Borrower and, by their acceptance of this Note, Lender and any subsequent holder of this Note each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(h) Borrower hereby waives the benefit of any statute or rule of law or judicial decision, including without limitation California Civil Code § 1654, which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

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“Borrower”

GRUBB & ELLIS APARTMENT REIT HOLDINGS, LP, a Virginia limited partnership

By: GRUBB & ELLIS APARTMENT REIT, INC., a Maryland corporation, its general partner

By:	/s/ Shannon K S Johnon Shannon K S Johnson
Its:	Chief Financial Officer

Address: 1551 N. Tustin Avenue, Suite 300 Santa Ana, CA 92705

“Lender”

NNN REALTY ADVISORS, INC., a Delaware corporation

By:	/s/Francence LaPoint Francene LaPoint

Its: Chief Financial Officer

SCHEDULE A

DEFINED TERMS

The following terms used in the Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

Defined Term	Definition
Commencement Date	August 1, 2008

Maturity Date	December 27, 2008

Interest Rate	4.95% per annum.

Default Interest Rate	The rate that is 2% per annum in excess of the Interest Rate.